UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2015

WeedHire International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54540	22-3767312
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

17-09 Zink Place, Unit 1 Fair Lawn, NJ	07410
(Address of principal executive offices)	(Zip Code)

(877) 766-3050

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 1.03. Bankruptcy or Receivership.

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 31, 2015, WeedHire International, Inc. (the “Company”), having determined that it could no longer operate its business as it was then constituted, filed an assignment for the benefit of creditors proceeding in Delaware Court of Chancery and assigned its assets to Turnaround Strategies, Inc. (“Assignee”). An assignment for the benefit of creditors is a method of liquidating a business.

On April 4, 2016, Assignee entered into an Asset Purchase Agreement with AnythingIT, LLC (“Purchaser”), pursuant to which Assignee agreed to sell and Purchaser agreed to purchase and assume from Assignee, the rights and obligations of Assignee to the Company’s assets as set forth in the Asset Purchase Agreement. Purchaser also agreed to pay, perform and discharge the liabilities and obligations of the Company, which total approximately $618,918, as set forth in the Asset Purchase Agreement.

The purchase price for the assets is $35,000 in cash, plus the assumption of the assumed liabilities as set forth in the Asset Purchase Agreement. The Asset Purchase Agreement contains customary representations and warranties.

The transactions contemplated by the Asset Purchase Agreement closed on April 4, 2016.

The foregoing description of the Asset Purchase Agreement is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Asset Purchase Agreement dated as of April 4, 2016 between Turnaround Strategies, Inc. and AnythingIT, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEEDHIRE INTERNATIONAL, INC.

Date: April 8, 2016	By:	/s/ Vlad Stelmak
Vlad Stelmak
Secretary